                                                                    EXHIBIT 10.2

                       REAL PROPERTY PURCHASE AGREEMENT
                       --------------------------------


        THIS REAL PROPERTY PURCHASE AGREEMENT (hereinafter sometimes referred to as the "Agreement") is hereby made and entered into as of the Effective Date (as hereinafter defined) by and between NATIONAL HOME CENTERS, INC. (hereinafter sometimes referred to as the "Seller") and HOME DEPOT USA, INC. (hereinafter sometimes referred to as the "Purchaser").


                               WITNESSETH THAT:
                               ----------------

        WHEREAS, Seller desires to sell and Purchaser desires to purchase, upon the terms and conditions hereinafter set forth, that certain tract or parcel of land containing approximately 15.72 acres and lying and being in the City of Fayetteville, Arkansas, as more particularly shown on Exhibit "A" attached hereto and by this reference made a part hereof, together with all rights, easements and appurtenances pertaining thereto and all improvements, trees, bushes, landscaping and foliage thereon (the "Property") and subject only to the Permitted Title Exceptions as defined in Paragraph 8 hereof,

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

        1. Purchase Price. Subject to and pursuant to the following terms and conditions, Seller shall sell and transfer the Property to Purchaser and Purchaser shall purchase the Property from Seller and pay to Seller the sum of Six Million Five Hundred Thousand and No/l00 Dollars ($6,500,000.00) (hereinafter sometimes referred to as the "Purchase Price"), by the delivery of immediately available and collectible funds, less the Earnest Money (as hereinafter defined) and subject to adjustment as provided herein.

        2. Closing Costs. The premium for the issuance to Purchaser of a standard form ALTA Owner's Policy of Title Insurance for the Property in the amount of the Purchase Price, Seller's attorney's fees and one-half (1/2) of any recording taxes or transfer taxes shall be paid by Seller. Purchaser shall be responsible for all recording fees on recordable documents, one-half (1/2) of the cost of any recording taxes or transfer taxes, the cost of any survey and the payment of its own attorney's fees.

        3. Prorations. All real property ad valorem taxes shall be prorated (employing a 365-day year) between Purchaser and Seller as of the date of Closing (as hereinafter defined) based upon the most recently available property assessment. If such assessment is not available for the year in question, taxes shall be reprorated when the amount thereof can be ascertained and the provisions hereof shall survive the Closing and the delivery of Seller's general warranty deed.

All assessments levied against the Property shall be paid in full by Seller on or before Closing even if said assessments are due in installments subsequent to Closing.

        4. Closing. The consummation of the purchase and sale of the Property contemplated under this Agreement (the "Closing") shall be held on or before thirty (30) days after the end of the Inspection Period (as hereinafter defined) at an exact date and time designated by Purchaser to Seller in the local offices of Commonwealth Title Insurance Company or such other title insurance agency designated by Purchaser (the "Title Company") in Fayetteville, Arkansas, or at such other location which may be designated by Purchaser. Seller agrees to deliver possession of the Property to Purchaser at Closing in the same unoccupied condition as it presently exists which is free of any right of possession or claim to right of possession by any party other than Purchaser.

        5. Inspections Prior to Closing. Purchaser, its agents and representatives, shall at all times before the Closing have the privilege, opportunity and right of entering upon the Property, including, without limitation, the building and other improvements located thereon, in order to inspect and examine same and perform topographical surveys, soil tests, borings, percolation tests and other tests needed to determine surface, subsurface and topographic conditions. In the event this Agreement shall not close, through no fault of Seller, Purchaser shall restore the Property to its original condition, if changed due to the tests and inspections performed by Purchaser, and shall provide Seller with a copy of the results of any tests and inspections made by Purchaser (excluding any market and/or economic feasibility studies), without cost, charge; or expense to Seller. The feasibility study and inspection shall be at Purchaser's expense. Seller agrees that within ten (10) days from the Effective Date, Seller shall provide Purchaser with a copy of any title report, survey, building plans, ad valorem tax statements or other materials in Seller's possession relating to the Property and the improvements thereon.

       6. Earnest Money. Within five (5) business days after the Effective Date, Purchaser agrees to deposit in escrow with the Title Company an earnest money deposit of Twenty-five Thousand and No/100 Dollars ($25,000.00) (hereinafter sometimes referred to as the "Earnest Money"). In the event Purchaser deposits the Earnest Money with the Title Company, Purchaser may, at its option, direct the Tide Company to invest the Earnest Money in an interest bearing account designated by Purchaser. The Earnest Money shall be held in escrow to be applied for Purchaser's benefit against the Purchase Price at Closing or as otherwise provided for by this Agreement. All interest which has accrued on the Earnest Money shall, under all circumstances, belong to Purchaser. Title Company shall make disbursements of the Earnest Money in accordance with this Agreement and in reliance upon written directions of Purchaser and Seller. In the event that a dispute arises with respect to the distribution of any funds held, Title Company may apply to a court of competent jurisdiction for an order determining the party or parties to whom such deposit shall be paid. All costs of such proceedings together with all reasonable attorney's fees and costs incurred by Title Company and the successful party or parties in connection therewith shall be paid by the unsuccessful party or parties to such proceeding.

        In performing its duties as escrow agent holding the Earnest Money as provided in this Agreement, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect
(a) to any action taken or omitted in good faith upon advice of its counsel, or
(b) to any action taken or omitted in reliance upon any instrument, including written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. In the event of a dispute between any of the parties hereto sufficient in the discretion of Title Company to justify its doing so, Title Company shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all Earnest Money held under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as Title Company shall determine to have jurisdiction thereof.

        7. Inspection Period. Purchaser is granted the right to conduct an engineering, and/or market and economic feasibility study of the Property, and the physical inspection of all improvements and mechanical equipment, and personal property being sold hereby. Purchaser shall have ninety (90) days from the Effective Date (the "Inspection Period") to perform such feasibility study and inspection and in this regard, Purchaser or his designated agents may enter upon the Property for purposes of such analysis, or to conduct tests and inspections which may be deemed necessary by Purchaser. If Purchaser determines, in his sole judgment, that the Property is not suitable for any reason for Purchaser's intended use or purpose, or is not in satisfactory condition, in the sole judgment of Purchaser, then Purchaser may, on written notice to Seller on or before the end of the Inspection Period, terminate this Agreement and it shall be null and void for all purposes and the Earnest Money shall be returned to Purchaser. If the written notice is not given to Seller within such period, the condition of the Property and any and all objections with respect to the feasibility study and inspection shall be deemed to have been waived by Purchaser for all purposes. Purchaser's right to conduct a feasibility study and inspection of the Property as provided above is supported by the payment and delivery by and from Purchaser to Seller of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, which sum Purchaser and Seller hereby acknowledge and agree to be Independent Contract Consideration for Seller granting to Purchaser the exclusive and irrevocable option and right to conduct the feasibility study and inspection. This Independent Contract Consideration is in addition to, and independent of, the Earnest Money or any other consideration or payment made or given by Purchaser to Seller under the terms of this Agreement and said sum is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Agreement.

        In addition, Purchaser's obligation to close shall at all times be conditioned upon the following (unless Purchaser waives such conditions):

        (a) Seller delivering fee simple title to the Property in accordance with the provisions hereof.

        (b) The truth and accuracy of Sellers warranties and representations hereunder.

        8. Conveyance of Title. Seller shall convey fee simple title to the Property to Purchaser at Closing pursuant to a recordable general warranty deed. The title to the Property to be conveyed by Seller to Purchaser will be insurable by the Title Company under its standard ALTA Owner's Policy of Title Insurance at standard rates, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Tide Exceptions (as hereinafter defined). Seller shall deliver to Purchaser at Closing an affidavit acceptable to Purchaser and the Title Company stating that Seller has sole and exclusive possession of the Property subject to the Permitted Title Exceptions and stating that either (i) there have been no improvements, additions, alterations, repairs or any changes of any kind whatsoever made to the Property during the last ninety (90) days immediately preceding Closing, or (ii) if there have been any such improvements or repairs, that all lienors or potential lienors in connection with such improvements or repairs have been paid in full. Seller shall also supply to Purchaser at Closing such other documentation reasonably required by Purchaser, including, a non-foreign affidavit, and evidence of authority to consummate the sale, all in form and substance acceptable to Purchaser. Seller covenants and agrees with Purchaser that Purchaser shall have until the close of the Inspection Period to examine the survey of and title to the Property and that Purchaser may notify Seller of any objectionable matter or defect which affects the marketability or insurability of the title to the Property or which adversely affects the use of the Property for the Project. In the event Seller is notified of any such objectionable matters, Seller agrees to promptly employ its good faith best efforts to procure a cure for same. In the event, however, Seller is unable through the exercise of its good faith best efforts (which shall include the payment of money with respect to any existing deeds to secure debt, mortgages, deeds of trust, liens or other matters that can be removed by the payment of money) to cure any objectionable matter prior to Closing, then at Purchaser's option, Purchaser may either (i) take title to the Property despite the existence of such matter or (ii) terminate this Agreement in which event all Earnest Money paid by Purchaser shall be immediately refunded by Title Company to Purchaser, and neither Purchaser nor Seller shall have any further liabilities, obligations or rights with regard to this Agreement which shall then become null and void and of no further force or effect. Any title exceptions to the Property existing prior to the Effective Date hereof to which Purchaser does not object, or to which Purchaser waives its objection, are referred to herein as "Permitted Exceptions" or "Permitted Title Exceptions". In the event that any title exceptions or survey matters arise after Purchaser's initial title search that affect the marketability or insurability of the title to the Property or which adversely affect the use of the Property for the Project, Purchaser may after the discovery thereof notify Seller, in which event Seller shall promptly employ its good faith best efforts to procure a cure for same, as required above, and upon the failure of Seller to effectuate a cure, then Purchaser may elect either of the options set forth in subclauses (i) or
(ii) above.

        9. Condemnation. In the event, at any time between the making of this Agreement and Closing, all or any portion of the Property is condemned by any legally constituted authority for any public use or purpose, then Purchaser may elect to either: (i) terminate this Agreement, in which event all Earnest Money paid by Purchaser shall be immediately refunded by Title Company to Purchaser, and neither Purchaser nor Seller shall have any further liabilities, obligations or rights with regard to this Agreement; or (ii) collect all proceeds from any condemnation and have the terms of this Agreement remain in full force and effect and binding on the parties hereto. In the event of a condemnation in which Purchaser does not elect to terminate this Agreement pursuant to the foregoing terms, then the term "Property" as used herein shall thereafter refer to the Property less and except any portion thereof taken by such condemnation.

        10. Agreement Assignable by Purchaser. This Agreement may be assigned or transferred by Purchaser at any time provided the assignee agrees to be specifically bound by the terms hereof. Seller shall not assign its interest hereunder without the prior written consent of Purchaser.

        11. Survival of Closing. All warranties, covenants and representations made herein by either Seller or Purchaser shall survive Closing.

        12. Seller's Representations and Warranties. Seller represents, warrants and covenants to Purchaser that:

            (a) Seller (i) has complete and full authority to execute this Agreement and to convey to Purchaser good and marketable fee simple title to the Property, in accordance with Paragraph 8 of this Agreement, which is free and clear of all liens, encumbrances and other exceptions to title except for the Permitted Title Exceptions, (ii) will execute and deliver such other documents, instruments, agreements, including but not limited to affidavits and certificates necessary to effectuate the transaction contemplated herein, and (iii) will take all such additional action necessary or appropriate to effect and facilitate the consummation of the sale and purchase transaction contemplated herein.

            (b) Seller will not further sell, encumber, convey, assign or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Property, nor restrict the use of all or any part of the Property, nor take or cause to be taken any action in conflict with this Agreement at any time between the Effective Date and (i) Closing, or
        (ii) the earlier termination of this Agreement pursuant to its terms. Seller additionally hereby represents and warrants that no rights-of-first refusal or similar agreements exist in connection with the Property which would in any way interfere with Purchaser's ability to purchase the Property as provided herein, or which is in any way in contravention of the spirit and intent 6f this Agreement.

            (c) Seller is not a "foreign person" as that term is defined in the I.R.C., Section 1445 (F) (3), nor is the sale of the Property subject to any withholding requirements imposed by the Internal Revenue Code, including, but not limited to, Section 1445 thereof.

     13. Notices. All notices, requests, demands or other communications hereunder shall be in writing and deemed given when delivered personally or when sent by recognized overnight courier delivery service such as Federal Express, when telefaxed or on the day said communication is deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:                 National Home Centers, Inc.
                              Highway 265 North
                              Springdale, Arkansas 72764
                              Attention:  Dwain Newman
                              Fax: 501/756-0981

If to Purchaser:              Home Depot U.S.A., Inc.
                              2455 Paces Ferry Road
                              Atlanta, Georgia 30339
                              Attention:  Legal Department
                              Fax: 770/384-2739

With a copy to:               Home Depot U.S.A., Inc.
                              2800 Forest Lane
                              Dallas Texas 75234
                              Attention:  Mr. David Cassman
                              Fax: 972/402-3868

With a copy to:               Altman, Kritzer & Levick, P.C.
                              6400 Powers Ferry Road, N.W.
                              Suite 224
                              Atlanta, Georgia 30339
                              Attention:  Benno G. Rothschild, Jr.
                              Fax: 770/303-1132

If to Title Company:          Commonwealth Land Title Insurance Company
                              National Title Service Division
                              50 Federal Street
                              3rd Floor
                              Boston, Massachusetts 02110-2515
                              Attention:  Terrance Miklas
                              Fax: 617/695-9612

or to such other address as the parties may from time to time designate by notice in writing to the other parties.

     14. Amendment. Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

     15. Legal Fees. In the event legal action is instituted by any of the parties to enforce the terms of this Agreement or arising out of the execution of this Agreement, the prevailing party will be entitled to receive from the other party or parties reasonable attorney's fees to be determined by the court in which the action is brought.

     16. Brokers. Each party represents and warrants to the other that no real estate broker or agent other than Staubach Retail Services, Inc. and Commercial Realty Company (the "Brokers") have been instrumental in the procurement of this Agreement. Seller shall pay to Brokers a brokerage fee of Two Hundred Twenty Thousand and No/100 Dollars ($220,000.00) at Closing which commission shall be divided evenly between the Brokers. Seller shall not be liable for any commission if this Agreement fails to close for any reason. Additionally, Purchaser and Seller represent and warrant that no other real estate commission or compensation shall be payable by such party with respect to the procurement and execution of this Agreement or the sale of the Property contemplated hereby. Each party shall indemnify and save the other party wholly harmless against any loss, cost, or other expense, including reasonable attorney's fees, that may be incurred by such other party by reason of any breach of the foregoing warranties.

     17. Default. In the event the purchase and sale is not consummated because of the inability, failure or refusal, for whatever reason whatsoever, by Seller to convey the Property in accordance with the terms and conditions provided herein, or because of other fault of Seller or reason provided herein for Purchaser's not consummating this transaction, all Earnest Money paid in connection with this Agreement shall be returned by Title Company to Purchaser, without prejudice to any other legal or equitable right or remedy of Purchaser against Seller including, but not limited to, specific performance. In the event the purchase and sale is not consummated because of the default of Purchaser, then Title Company shall deliver the Earnest Money paid hereunder to Seller as full, complete and final liquidated damages. Seller and Purchaser hereby agree that it would be impossible to ascertain the damages accruing to Seller as a result of a default by Purchaser under this Agreement. The payment of said liquidated damages, therefore, shall constitute Seller's sole remedy against Purchaser and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy which Seller may have against Purchaser as a result of Purchaser's default.

     18. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas.

     19. Waiver. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser's or Seller's right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

     20. Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

     21. Captions. All captions, headings, paragraph and subparagraph numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting,or otherwise varying the text of this Agreement.

     22. Severability. The invalidity or enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     23. Entire Agreement. Time is of the essence of this Agreement. This Agreement constitutes the sole and entire agreement of the parties and is binding upon Seller and Purchaser, their heirs, successors, legal representatives and assigns.

     24. Date of Agreement. In the event this Agreement is not signed simultaneously by both parties, it shall be considered to be an offer made by the party first executing it to the other party. In such event, said offer shall expire at midnight on the seventh (7th) day following execution by the offering party, unless by that time one copy executed by the party to whom the offer has been made, shall have been placed in the mail or personally delivered to the party making the offer. The "Effective Date" of this Agreement shall be the date upon which it is accepted by the party to whom the offer is made.

                        (SIGNATURES ON FOlLOWING PAGE)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the day and year written below.

                                    SELLER:
                                    ------

                                    NATIONAL HOME CENTERS, INC.



                                    By: /s/ DWAIN A. NEWMAN
                                       ------------------------------------
                                    Its: Chairman & Chief Executive Officer
                                        -----------------------------------

                                    Attest: /s/ BRENT A. HANBY
                                           --------------------------------
                                    Its: Executive Vice President & C.F.O.
                                        -----------------------------------

                                                                (CORPORATE SEAL)

Date of Execution by Seller: 1-29-98
                            ---------

                                    PURCHASER


                                    HOME DEPOT U.S.A., INC.



                                    By: /s/ KATHRYN E. LEE
                                       -------------------------------
                                    Its: Senior Corporate Counsel
                                        ------------------------------

Date of Execution by Purchaser: 2-2-98
                               --------

                                  EXHIBIT "A"


                                 The Property


DESCRIPTION

PART OF THE NW1/4 OF THE NE1/4, SECTION 28, TOWNSHIP 17 NORTH, RANGE 30 WEST, AND PART OF LOT 7, SPRING PARK SUBDIVISION PHASE 1, ALL LYING IN WASHINGTON COUNTY, ARKANSAS, MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT
THE SOUTHWEST CORNER OF SAID NW1/4 OF THE NE 1/4; THENCE NORTH 89 DEGREES
21 MINUTES 04 SECONDS EAST 4.85 FEET TO THE POINT OF BEGINNING; THENCE NORTH 00 DEGREES 38 MINUTES 56 SECONDS WEST 160.00 FEET; THENCE NORTH 89 DEGREES
21 MINUTES 04 SECONDS EAST 80.00 FEET; THENCE NORTH 00 DEGREES 38 MINUTES
56 SECONDS WEST 661.63 FEET; THENCE EAST 259.53 FEET; THENCE NORTH 00 DEGREES 47 MINUTES 53 SECONDS WEST 300.35 FEET; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 25.00 FEET, AN ARC DISTANCE OF 38.92 FEET AND A CHORD WHICH BEARS NORTH 45 DEGREES 23 MINUTES 56 SECONDS WEST FOR A DISTANCE OF
35.11 FEET TO THE SOUTH RIGHT OF WAY LINE OF JOYCE BLVD.; THENCE ALONG SAID RIGHT OF WAY LINE EAST 84.66 FEET; THENCE SOUTH 00 DEGREES 47 MINUTES 53 SECONDS EAST 325.00 FEET; THENCE SOUTH 87 DEGREES 40 MINUTES 56 SECONDS
EAST 341.81 FEET; THENCE SOUTH 01 DECREES 46 MINUTES 12 SECONDS WEST 200.08 FEET; THENCE SOUTH 00 DECREES 38 MINUTES 56 SECONDS EAST 171.00 FEET; THENCE NORTH 89 DEGREES 21 MINUTES 04 SECONDS EAST 341.13 FEET; THENCE ALONG A
CURVE TO THE LEFT HAVING A RADIUS OF 25.00 FEET, AN ARC DISTANCE OF 35.44 FEET AND A CHORD WHICH BEARS NORTH 48 DEGREES 44 MINUTES 27 SECONDS EAST
FOR A DISTANCE OF 32.55 FEET TO A POINT ON THE WESTERLY RIGHT OF WAY LINE
OF U.S. HIGHWAY NO. 71; THENCE ALONG SAID RIGHT OF WAY LINE SOUTH 08 DEGREES 07 MINUTES 51 SECONDS WEST 101.19 FEET; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 25.00 FEET, AN ARC DISTANCE OF 43.10 FEET AND A CHORD WHICH BEARS NORTH 41 DECREES 15 MINUTES 33 SECONDS WEST FOR A DISTANCE OF
37.96 FEET; THENCE SOUTH 89 DEGREES 21 MINUTES 04 SECONDS WEST 389.82 FEET; THENCE SOUTH 00 DEGREES 38 MINUTES 56 SECONDS EAST 265.89 FEET; THENCE NORTH 89 DEGREES 21 MINUTES 04 SECONDS EAST 24.30 FEET; THENCE SOUTH 73 DEGREES
59 MINUTES 04 SECONDS EAST 94.54 FEET; THENCE NORTH 89 DEGREES 21 MINUTES
04 SECONDS EAST 237.41 FEET; THENCE ALONG A CURVE TO THE LEFT HAVING A
RADIUS OF 25.00 FEET, AN ARC DISTANCE OF 35.44 FEET AND A CHORD WHICH BEARS NORTH 48 DEGREES 44 MINUTES 27 SECONDS EAST FOR A DISTANCE OF 32.55 FEET
TO A POINT ON THE WESTERLY RIGHT OF WAY LINE OF U.S. HIGHWAY NO. 71; THENCE ALONG SAID RIGHT OF WAY LINE SOUTH 08 DEGREES 07 MINUTES 51 SECONDS WEST
108.88 FEET; THENCE SOUTH 89 DEGREES 21 MINUTES 04 SECONDS WEST 1028.66
FEET TO THE POINT OF BEGINNING. SUCH TRACT OF LAND IS ALSO DESCRIBED AS LOT
3 TO THE SPRING PARK SUBDIVISION PHASE II, CITY OF FAYETTEVILLE, COUNTY OF WASHINGTON, STATE OF ARKANSAS.

ALSO:

PART OF THE NORTHWEST QUARTER (NW1/4) OF THE NORTHEAST QUARTER (NE1/4)
AND PART OF THE NORTHEAST QUARTER (NE1/4) OF THE NORTHWEST QUARTER (NW1/4),
SECTION 26, T--17--N, R--30--W, WASHINGTON COUNTY, ARKANSAS, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS, TO--WIT: COMMENCING AT THE SOUTHWEST
CORNER OF SAID NORTHEAST QUARTER (NE1/4) OF THE NORTHWEST QUARTER (NW1/4); THENCE NORTH 89 DEGREES 20 SECONDS 57 SECONDS EAST, 1208.13 FEET TO THE
POINT OF BEGINNING; THENCE NORTH 00 DEGREES 38 MINUTES 56 SECONDS WEST, 160.00 FEET; THENCE NORTH 89 DEGREES 21 MINUTES 04 SECONDS EAST, 80.00 FEET; THENCE NORTH 00 DECREES 38 MINUTES 56 SECONDS WEST, 662.91 FEET; THENCE EAST 112.51 FEET; THENCE SOUTH 00, DEGREES 38 MINUTES 56 SECONDS EAST, 661.63 FEET; THENCE SOUTH 89 DEGREES 21 MINUTES 04 SECONDS WEST, 80.00 FEET; THENCE SOUTH 00 DEGREES 38 MINUTES 56 SECONDS EAST, 160.00 FEET; THENCE SOUTH 89 DEGREES 21 MINUTES 04 SECONDS WEST, 4.85 FEET; THENCE SOUTH 89 DEGREES 20 MINUTES 57 SECONDS WEST, 107.65 FEET TO THE POINT OF BEGINNING, CONTAINING 2.124 ACRES, MORE OR LESS. THE ABOVE DESCRIBED LANDS BEING THE SAME AS LOT 3A OF THE PROPOSED FINAL PLAT OF SPRING PARK SUBDIVISION PHASE II, A PROPOSED SUBDIVISION TO THE CITY OF FAYETTEVILLE, ARKANSAS.

[AK&L LETTERHEAD APPEARS HERE]

                                 July 7, 1998


VIA FACSIMILE NO.: 501/756-9122
-------------------------------

National Home Centers, Inc.
Highway 265 North
Post Office Box 72765
Springdale, Arkansas 72765

Attention: Blake Hanby

     Re: Real Property Purchase Agreement (the "Contract") by and between National Home Centers, Inc. (the "Seller") and Home Depot U.S.A., Inc. (the "Purchaser") for property located in Fayetteville, Arkansas
          AK&L File No. 1630.1080

Dear Blake:

In accordance with our conversation today, this letter shall serve to amend the above-referenced Contract to provide that Purchaser may close the purchase of the Property (as that term is defined in the Contact) on or before July 15, 1998. Purchaser agrees that from and after July 12, 1998 the Purchase Price shall be increased on a per diem basis by the sum of $1,424.66 per day. This sum represents an eight percent (8%) annual return on the total purchase price of $6,500,000.00 for the period between July 12,1998 and the actual closing date. Purchaser agrees to provide Seller immediate notice as soon as a closing date is fixed. If you are in agreement with the foregoing, please sign and date this letter in the space provided below and this letter agreement shall be deemed an amendment to the Contract.

Sincerely,

/s/ BENNO G. ROTHSCHILD, JR.

Benno G. Rothschild, Jr.
ATTORNEY FOR HOME DEPOT U.S.A., INC.


BGR:mmf

cc:  Mr. David Cassman
     Ms. Debbie Brandon

Agreed to and accepted this 8th day of July, 1998

NATIONAL HOME CENTERS, INC.

By:  /s/ DWAIN A. NEWMAN
   --------------------------
Its: Chairman & C.E.O.
    -------------------------